Exhibit 99.1

ESQUIRE FINANCIAL HOLDINGS AND B.E. BLANK & COMPANY ANNOUNCE EXCLUSIVE PARTNERSHIP FOR COMMERCIAL LAW FIRM FINANCING

Jericho, NY – June, 2, 2022 - Esquire Financial Holdings, Inc. (NASDAQ: ESQ) (“Company”), the financial holding company for Esquire Bank, National Association (“Esquire”), today announced that the Company has signed an exclusive agreement with B.E. Blank & Company (“BEB”), a leading investment firm in the litigation finance market, establishing a partnership to provide financing to commercial law firms throughout the United States.  Through this partnership, the Company will market Esquire’s and BEB’s products and services to existing and prospective law firms on a nationwide basis by leveraging Esquire’s proprietary CRM platform and digital marketing technology stack. In return, the Company will receive an economic interest with respect to the partnership equal to 24.9% of the performance allocation BEB receives from the partnership.

“Ben Blank and his team are leaders in the litigation finance market, providing flexible, long-term focused growth capital financing to law firms on a national basis,” stated Andrew C. Sagliocca, the Company’s CEO and President. “We believe this exclusive partnership will be transformational in the litigation market, coupling our customer centric, tech-forward litigation banking platform with BEB’s scalable growth capital finance platform. This partnership will allow law firms to pursue financing with industry leading terms delivered seamlessly through our banking technology.”

BEB, together with its affiliated investment vehicles, is an independent investment firm specializing in credit investments in the litigation industry with its own sources of capital and investment committee. The Company will share in the economic upside of this partnership without taking any direct credit risk with respect to those investments.

“Esquire has been an industry leader and brand name in the litigation market for well over a decade,” stated Benjamin E. Blank, Founder and Chief Investment Officer of BEB. “BEB’s and Esquire’s mission statements and underwriting are uniquely aligned, providing tailored solutions for law firms using technology as a driver for customer success and growth.”

About Esquire Financial Holdings, Inc.

Esquire Financial Holdings, Inc. is a financial holding company headquartered in Jericho, New York, with one branch office in Jericho, New York and an administrative office in Boca Raton, Florida. Its wholly owned subsidiary, Esquire Bank, National Association, is a full-service commercial bank dedicated to serving the financial needs of the legal industry and small businesses nationally, as well as commercial and retail customers in the New York metropolitan area. The bank offers tailored products and solutions to the legal community and their clients as well as dynamic and flexible payment processing solutions to small business owners. For more information, visit www.esquirebank.com.

Contact Information:

Eric S. Bader

Executive Vice President and Chief Operating Officer

Esquire Financial Holdings, Inc.

(516) 535-2002 / eric.bader@esqbank.com